Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614
The Bank of Nova Scotia
$3,515,000 Contingent Barrier Digital Notes Linked to the S&P 500® Index Due November 3, 2021
General
◾
The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia and any payments on the Notes are subject to the credit risk of The Bank of Nova Scotia

◾
If the Final Value of S&P 500® Index (the “Reference Asset”), which will be the arithmetic average of the Closing Values of the Reference Asset on each of the Averaging Dates, is equal to or greater than 80.00% of the Initial Value (the “Barrier Value”), the Notes offer the opportunity to earn a fixed return equal to 7.10% (the “Digital Return”).

◾	If the Final Value is less than the Barrier Value, you will suffer a loss on the Notes equal to the depreciation of the Reference Asset and you may lose up to 100% of the Principal Amount
◾	The Notes do not bear interest or pay any coupons prior to maturity
◾	The Notes will settle on October 21, 2020 and will have a term of approximately 54 weeks
◾	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
◾	CUSIP / ISIN: 064159XW1 / US064159XW18
◾	See “Summary” beginning on page P-3 for additional information and definitions of the terms used, but not defined above
All payments on the Notes will be made in cash and will only be paid at maturity. Any payment on your Notes is subject to the creditworthiness of The Bank of Nova Scotia.
Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-10 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus.
The initial estimated value of your Notes at the time the terms of your Notes were set on the Trade Date was $978.70 per $1,000 Principal Amount, which is less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-10 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price(1)	100.00%	$3,515,000.00
Underwriting commissions(2)	1.00%	$35,150.00
Proceeds to The Bank of Nova Scotia	99.00%	$3,479,850.00

(1)	The Original Issue Price for certain fiduciary accounts may have been as low as $990.00.
(2)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to J.P. Morgan Securities LLC (“JPMS”). JPMS and its affiliates have agreed to act as placement agents for the Notes (together, with SCUSA the “Agents”). The placement agents will receive a fee of 1.00% per Note, but will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than fiduciary accounts.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product prospectus supplement, accompanying prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.
The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.
Pricing Supplement dated October 16, 2020
Scotia Capital (USA) Inc.	J.P. Morgan Securities LLC Placement Agent

The Notes offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.
The Notes are derivative products based on the price return of the Reference Asset. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in the Reference Asset or any of the constituent stocks of the Reference Asset (the “Reference Asset Constituent Stocks”). By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Reference Asset Constituent Stock or any rights as a holder of a Reference Asset Constituent Stock, including without limitation, any voting rights or rights to receive any dividends or other distributions.
As described on the cover of this pricing supplement, JPMS and its affiliates have agreed to act as the placement agents for the Notes. Our affiliate, SCUSA, may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” beginning on page P-10.
The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes is greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.
For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.
We urge you to read the “Additional Risks” beginning on page P-10 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	064159XW1 / US064159XW18
Type of Notes:	Contingent Barrier Digital Notes
Reference Asset:	The S&P 500® Index (Bloomberg Ticker: SPX)
Minimum Investment and Denominations:	$10,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $3,515,000 in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Trade Date:	October 16, 2020
Original Issue Date:
October 21, 2020
Delivery of the Notes will be made against payment therefor on the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on or prior to the second business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Averaging Dates:	October 25, 2021, October 26, 2021, October 27, 2021, October 28, 2021 and October 29, 2021
Maturity Date:	November 3, 2021
Payment at Maturity:
◾          If the Final Value is equal to or greater than the Barrier Value, you will receive a cash payment per Note calculated as follows:
$1,000 + ($1,000 x Digital Return)
If the Final Value is equal to or greater than the Barrier Value, you will receive the maximum payment at maturity of $1,071.00 per $1,000 Principal Amount, regardless of any increase of the Reference Asset beyond the Digital Return, which may be significant.
◾          If the Final Value is less than the Barrier Value, you will receive a cash payment per Note, if anything, calculated as follows:
$1,000 + ($1,000 x Reference Asset Return)
If the Final Value is less than the Barrier Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value. You may lose up to 100% of the Principal Amount of your Notes.

Reference Asset Return:
The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows:
Final Value – Initial Value
Initial Value
For the avoidance of doubt, the Reference Asset Return may be a negative value.

Digital Return:
7.10%. Accordingly, if the Final Value is equal to or greater than the Barrier Value, you will receive the Digital Return, which entitles you to a maximum payment at maturity of $1,071.00 per $1,000 Principal Amount.

Closing Value:
As used herein, the “Closing Value” of the Reference Asset on any date will be determined based upon the closing value published on the Bloomberg Professional® service (“Bloomberg”) page “SPX <Index>” or any successor page on Bloomberg or any successor service, as applicable, on such date

Initial Value:	3,483.81, which is the Closing Value of the Reference Asset on the Trade Date
Final Value:	The arithmetic average of the Closing Values of the Reference Asset on each of the Averaging Dates
Barrier Value:	2,787.05, which is equal to 80.00% of the Initial Value, rounded to two decimal places
Market Disruption Events and other Postponements:
If a Market Disruption Event occurs or is continuing on an Averaging Date, such Averaging Date will be postponed to the next Valid Date. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing with respect to the Reference Asset and (ii) which is not otherwise a day on which another Averaging Date occurs or is deemed to occur. If such postponement occurs, the Closing Value of the Reference Asset for the relevant Averaging Date will be determined by the Calculation Agent by reference to the Closing Value on the first succeeding Valid Date. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally scheduled Averaging Date, then (1) that eighth Trading Day shall be deemed to be the Averaging Date (irrespective of whether that eighth Trading Day is already an Averaging Date) and (2) the Calculation Agent shall determine or estimate (if not determinable) the Closing Value of the Reference Asset on such day as described in more detail in “General Terms of the Notes” in the accompanying product prospectus supplement.
If an Averaging Date is not a Trading Day (as defined in the product prospectus supplement) with respect to the Reference Asset, such date will be postponed in the same manner as if a Market Disruption Event had occurred on such date. If an Averaging Date is postponed, the Maturity Date will be postponed by the same number of Business Days from the originally scheduled final Averaging Date to such date as postponed. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be the next following Business Day.

Adjustments to the Reference Asset:
The Reference Asset and the terms of the Notes, including without limitation the Initial Value, Final Value and Barrier Value are subject to adjustment, as described under “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” in the accompanying product prospectus supplement

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax

Redemption” in the accompanying product prospectus supplement
Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-15 in the accompanying product prospectus supplement, as modified by this pricing supplement

Business Day:	New York and Toronto
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated December 26, 2018 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated December 26, 2018, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Prospectus Supplement (Equity Index Linked Notes, Series A) dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002483/bn50682441-424b2.htm
Prospectus Supplement dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002473/bn50676984-424b3.htm
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

INVESTOR SUITABILITY

The Notes may be suitable for you if:
•	You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes
•	You believe that the Final Value will be equal to or greater than the Barrier Value
•	You understand and accept that any positive return on the Notes is fixed and you will not participate in any increase in the level of the Reference Asset beyond the Digital Return of 7.10%
•	You are willing to accept the market risks associated with the Reference Asset
•	You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Asset Constituent Stocks
•	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes
•
You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes
•	You believe that the Final Value will be less than the Barrier Value
•	You seek an investment that participates fully in any positive performance of the Reference Asset
•	You are unwilling to accept the market risks associated with the Reference Asset
•	You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or distributions on the Reference Asset Constituent Stocks
•	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market
•	You are unwilling to assume the credit risk of the Bank for all payments under the Notes
The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-6 of the accompanying product prospectus supplement and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus for risks related to an investment in the Notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Value and Barrier Value are set forth under “Summary” above. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Note to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Key Terms and Assumptions
Hypothetical Initial Value:	100.00
Hypothetical Barrier Value:	80.00, which is 80.00% of the hypothetical Initial Value
Digital Return:	7.10%

Final Value	Reference Asset Return	Payment at Maturity (per Note)	Total Return on the Notes
150.00	50.00%	$1,071.00	7.10%
140.00	40.00%	$1,071.00	7.10%
130.00	30.00%	$1,071.00	7.10%
120.00	20.00%	$1,071.00	7.10%
110.00	10.00%	$1,071.00	7.10%
107.10	7.10%	$1,071.00	7.10%
105.00	5.00%	$1,071.00	7.10%
100.00	0.00%	$1,071.00	7.10%
90.00	-10.00%	$1,071.00	7.10%
85.00	-15.00%	$1,071.00	7.10%
80.00	-20.00%	$1,071.00	7.10%
79.00	-21.00%	$790.00	-21.00%
70.00	-30.00%	$700.00	-30.00%
50.00	-50.00%	$500.00	-50.00%
20.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%
Example 1: The value of the Reference Asset increases to a Final Value of 105.00.
Because the Final Value is equal to or greater than the Barrier Value, you will receive a Payment at Maturity of $1,071.00 per Note, calculated as follows:
$1,000 + ($1,000 x Digital Return)
$1,000 + ($1,000 x 7.10%) = $1,071.00
The total return per Note is 7.10%.
Example 2: The value of the Reference Asset increases to a Final Value of 150.00.
Because the Final Value is equal to or greater than the Barrier Value, you will receive a Payment at Maturity of $1,071.00 per Note, calculated as follows:
$1,000 + ($1,000 x Digital Return)
$1,000 + ($1,000 x 7.10%) = $1,071.00
The total return per Note is 7.10%.

Example 3: The value of the Reference Asset decreases to a Final Value of 90.00.
Because the Final Value is equal to or greater than the Barrier Value, you will receive a Payment at Maturity of $1,071.00 per Note, calculated as follows:
$1,000 + ($1,000 x Digital Return)
$1,000 + ($1,000 x 7.10%) = $1,071.00
The total return per Note is 7.10%.
Example 4: The value of the Reference Asset decreases to a Final Value of 50.00.
Because the Final Value is less than the Barrier Value, you will receive a Payment at Maturity of $500.00 per Note, calculated as follows:
$1,000 + ($1,000 x Reference Asset Return)
$1,000 + ($1,000 x -50.00%) = $500.00
The total return per Note is -50.00%.

ADDITIONAL RISKS
An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 5 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product prospectus supplement, accompanying prospectus supplement and accompanying prospectus.
No interest
The Notes will not bear interest and, accordingly, you will not receive any payments on the Notes other than the Payment at Maturity.
Your investment in the Notes may result in a substantial loss
If the Final Value is less than the Barrier Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value. You may lose up to 100.00% of your investment in the Notes.
Any potential positive return on the Notes is fixed and limited to the Digital Return
Your potential return on the Notes is fixed and is limited to the Digital Return. You will receive the Digital Return only if the Final Value is equal to or greater than the Barrier Value. You will not participate in any appreciation of the Reference Asset beyond the Digital Return, which may be significant, even though you will be exposed to the downside market risk of the Reference Asset. If the Final Value is less than the Barrier Value, you will be fully exposed to the negative performance of the Reference Asset and you could lose all or a substantial portion of your investment in the Notes.
The return on the Notes may change significantly despite only a small difference in the degree of change of the Reference Asset between the Initial Value and the Final Value
The return on the Notes may change significantly despite only a small difference in the degree of change of the Reference Asset from the Initial Value to the Final Value. For example, if the Final Value of the Reference Asset is equal to the Barrier Value, you would receive a positive return on the Notes that is equal to the Digital Return, whereas a decline of the Reference Asset to a Final Value that is only slightly lower than the Barrier Value would instead result in a percentage loss on the Notes that is equal to the Reference Asset Return. The return on an investment in the Notes in these two scenarios is significantly different despite only a small relative difference in the Reference Asset Return of the Reference Asset.
The Payment at Maturity is not linked to the value of the Reference Asset at any time other than on the arithmetic average of the Closing Values on each of the Averaging Dates
The Payment at Maturity will be based on the Final Value, which will be equal to the arithmetic average of the Closing Values on each of the Averaging Dates. In calculating the Final Value, the more positive performance of the Reference Asset on one or more Averaging Dates will be moderated and may be wholly offset or even reversed by the lesser performance of the Reference Asset on other Averaging Dates. The Final Value may be less than the Barrier Value (and, accordingly, the return on your Notes may be negative) even if the Closing Value of the Reference Asset is equal to or greater than the Barrier Value on one or more Averaging Dates. If the value of the Reference Asset drops on one or more Averaging Dates, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the value of the Reference Asset at any time prior to such drop(s).
The Notes are subject to market risk associated with the Reference Asset
The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the performance of the Reference Asset Constituent Stocks. The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Stocks and, therefore, the Reference Asset.
The Notes differ from conventional debt instruments
The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of the Bank.

Your investment is subject to the credit risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.
The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes were set on the Trade Date) is lower than the Original Issue Price of the Notes
The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes exceeds the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with SCUSA or another affiliate.
Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.
The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes
SCUSA’s estimated value of the Notes was determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” above. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “The Notes lack liquidity” below.
There are potential conflicts of interest between you and the Calculation Agent
Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the price of the Reference Asset or the value of, or return on, the Notes.
Investors should investigate the Reference Asset and the Reference Asset Constituent Stocks as if making a hypothetical direct investment in the Reference Asset Constituent Stocks
Investors should conduct their own diligence of the Reference Asset and Reference Asset Constituent Stocks as an investor would if it were making a hypothetical direct investment in the Reference Asset Constituent Stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Asset or the Reference Asset Constituent Stocks. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Asset or the Reference Asset Constituent Stocks could affect any Payment at Maturity. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Asset or the Reference Asset Constituent Stocks.
Holding the Notes is not the same as holding the Reference Asset Constituent Stocks
Holding the Notes is not the same as holding the Reference Asset Constituent Stocks. For instance, your potential return on the Notes is fixed and limited to the Digital Return. Furthermore, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of any Reference Asset Constituent Stocks would enjoy.
The Reference Asset reflects price return only and not total return
The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituent Stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Notes will not include such a total return feature or dividend component.
Past performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset
The value of the Reference Asset has fluctuated in the past and may in the future experience significant fluctuations. The historical performance of the Reference Asset is not an indication of future performance. The performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to its historical performance.
The Bank cannot control actions by the sponsor of the Reference Asset and such sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the sponsor of the Reference Asset and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of your Notes.
The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Asset over the full term of the Notes, (ii) volatility of the Reference Asset and the market’s perception of future volatility of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated value of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.
See “Additional Risk Factors Specific to the Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product prospectus supplement.
The Notes lack liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final Averaging Date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the value of the Reference Asset and, therefore, the market value of, and return on, the Notes.

The Bank, the Agents and/or our or their affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include issuers of the Reference Asset Constituent Stocks and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes
We, the Agents and/or our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the Reference Asset and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the Reference Asset and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.
You should expect that we, the Agents and our respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and/or our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.
Uncertain tax treatment
Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this document regarding the Reference Asset are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the Reference Asset. You should make your own investigation into the Reference Asset.
S&P 500® Index
The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (“NYSE”) and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P” or the “sponsor”) chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the index. The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: us.spindices.com/indices/equity/sp-500 and spglobal.com/. We are not incorporating by reference the websites or any material they include in this pricing supplement or any document incorporated herein by reference.
S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P 500® Index committee (the “S&P Index Committee”). Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security level float-adjusted market capitalization that is at least $4.1 billion (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index without meeting the financial viability, IWF and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the S&P 500® Index at the discretion of the S&P Index Committee if the S&P Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funds (“ETFs”), exchange-traded notes, royalty trusts, tracking stocks, special purpose acquisition companies, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the OTC bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.
As of September 30, 2020, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (28.2%), Health Care (14.2%), Consumer Discretionary (11.6%), Communication Services (10.8%), Financials (9.7%), Industrials (8.3%), Consumer Staples (7.0%), Utilities (3.0%), Real Estate (2.6%), Materials (2.6%) and Energy (2.1%). The weightings for each sector are rounded to the nearest tenth of a percent and, therefore, may not equal 100%. (Sector designations are determined by the underlying index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
Calculation of the S&P 500® Index
The S&P 500® Index is calculated using a base-weighted aggregative methodology. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index.
The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.
In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, ETF providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies (except in certain countries where insurance companies may be considered strategic holders based on regulatory issues and country-specific practices) and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.
The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. In most cases, an IWF is reported to the nearest one percentage point.
Maintenance of the S&P 500® Index
In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected underlying constituent and consequently of altering the aggregate market value of the underlying constituents following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected underlying constituent, S&P generally derives a new divisor by dividing the post-event market value of the underlying constituents by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.
Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the underlying constituents. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.
Accelerated Implementation Rule
1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:
(a)          at least US $150 million, and
(b)          at least 5% of the pre-event total shares.
In addition to the materiality threshold, public offerings must satisfy the following conditions:
•          be underwritten.
•          have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•          have a publicly available confirmation from an official source that the offering has been completed.
For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced by S&P.
Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.
All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.
Announcement Policy
For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.
IWF Updates
Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.
IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.
Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.
Other than the situations described above, please note that IWF changes are only made at the annual IWF review.
Share Updates
When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.
For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.
Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.
Exceptions:
Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.
Rebalancing Guidelines – Share/IWF Freeze
A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).
During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. All changes that qualify for accelerated implementation scheduled to be effective during the share/IWF freeze period will instead be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.
Spin-Offs
As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the index for at least one trading day. On the ex-date the spin-off will have the same attributes and capping adjustment factor as its parent company. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.
Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the S&P Index Committee, a spin-off company may be retained in the S&P 500® Index if the S&P Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum of $8.2 billion for addition criteria but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the S&P Index Committee may decide to retain the spin-off company in the S&P 500® Index.
Several additional types of corporate actions, and their related treatment, are listed in the table below.
Corporate Action	Treatment
Company addition/deletion
Addition
Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.
Deletion
The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.

Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the index market capitalization causes a divisor adjustment.
Rights offering
All rights offerings that are in-the-money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.
Recalculation Policy
S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action ; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or S&P Index Committee, as further discussed below. The potential market impact or disruption resulting from a  recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action , or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the index is recalculated. In the event any such event is discovered beyond the two trading day period, the S&P Index Committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the S&P Index Committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:
Market Disruption Prior to Open of Trading:
(i)
If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.
Market Disruption Intraday:
If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of SPFS. These trademarks have been sublicensed for certain purposes by us. The S&P 500® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee:
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, SPFS or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Index to track general stock market performance. S&P Dow Jones Indices’ only relationship to the Bank is the licensing of certain trademarks and trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to the Bank or the Notes. S&P Dow Jones Indices has no obligation to take the needs of the Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P 500® Index. Neither S&P nor its third party licensors are responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING

LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
Historical Information
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg. The graph below illustrates the performance of the Reference Asset from January 1, 2015 through October 16, 2020. The dotted line represents the Barrier Value of 2,787.05, which is equal to 80.00% of the Initial Value.
The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the performance of the Reference Asset over the term of the Notes. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

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MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” on page PS-27 of the accompanying product prospectus supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.
Except to the extent otherwise required by law, BNS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuers of any Reference Asset Constituent Stocks would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition (including cash settlement) of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent Stocks, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent Stocks or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or your Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, has agreed to purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to JPMS. JPMS and its affiliates have agreed to act as placement agents for the Notes. The placement agents will receive a fee per Note equal to the amount specified on the cover hereof, but will forgo fees for sales to fiduciary accounts. In accordance with the terms of a distributor accession letter, JPMS has been appointed as a distribution agent under the distribution agreement and may purchase Notes from BNS or its affiliates. SCUSA and our other affiliates or agents may use the accompanying product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Agents and our and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

VALIDITY OF THE NOTES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 30, 2018.